EXHIBIT 10.3
Blue Nile, Inc.
2009 Executive Bonus Plan
STRUCTURE: This 2009 Executive Bonus Plan (the “Plan”) is intended to be an incentive bonus plan. The Company may, but is not obligated to, pay discretionary bonuses outside the Plan. This Plan is intended to be exempt from Section 409A of the Internal Revenue Code under Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered consistently therewith to the greatest extent possible.
ELIGIBILITY. All executive officers, including the chief executive officer, are eligible for participation in the Plan, subject to their continued employment throughout fiscal year 2009. No bonus amounts will be paid under the Plan if an otherwise eligible executive’s employment terminates prior to December 31, 2009. The Compensation Committee will determine whether newly hired or promoted executives may be eligible for participation in the Plan, and if so, the applicable terms of participation (consistent with the terms of this Plan).
ADMINISTRATION. The Plan is administered by the Compensation Committee. All determinations under the Plan will be made by the Compensation Committee, whose decisions will be final and binding on all parties.
PAYMENTS. Any earned bonus will be paid in a single lump sum payment not later than March 15, 2010.
DETERMINATION OF BONUS AMOUNTS.
Bonus Pool. The aggregate bonus pool for fiscal year 2009 is established through the achievement of the Company’s objectives for Adjusted EBITDA (defined as net income before income taxes, other income, net, depreciation, amortization and stock-based compensation). The target Adjusted EBITDA shall be determined by the Compensation Committee and communicated to each participant in the Plan. The bonus pool may be funded from 0% to 200%.
Target Bonus. The Compensation Committee established a target bonus amount for each executive officer expressed as a percentage of the executive officer’s base salary. The Compensation Committee may award the executive officer between 0% and 200% of such officer’s bonus target amount based: (i) fifty percent on the achievement of financial performance objectives, including revenue growth, earnings per share and free cash flow generation, and (ii) fifty percent on the achievement of individual performance objectives based on the executive officer’s roles and responsibilities within the Company. The Compensation Committee shall establish the financial targets and individual objectives and communicate such targets and objectives to each executive.
Discretion to Reduce or Increase Amounts. The Compensation Committee has the authority, in its sole discretion, to reduce the value of the bonus (including a reduction to zero) or increase the value of the bonus otherwise earned under the formula described above, based on any factors it considers material.